Exhibit (c)(2)

Project Avian PRESENTATION TO THE CONFLICTS COMMITTEE OF THE BOARD OF DIRECTORS CONFIDENTIAL SEPTEMBER 2009

CONFIDENTIAL Disclaimer The information herein has been prepared by Lazard based upon information supplied by the management of Osprey (“Osprey” or the “Company”) or publicly available information and portions of the information herein may be based upon certain statements, estimates and forecasts provided by the management of the Company with respect to the anticipated future performance of the Company . We have relied upon the accuracy and completeness of the foregoing information, and have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company, or any other entity, or concerning solvency or fair value of the Company or any other entity. With respect to financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company to the future financial performance of the Company. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based. The information set forth herein is based upon economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, unless indicated otherwise. These materials and the information contained herein are confidential and may not be disclosed publicly or made available to third parties except as we have or may agree in writing; provided however, that you may disclose to any and all persons the U.S. federal income tax treatment and tax structure of the transaction described herein and the portions of these materials that relate to such tax treatment or structure. Lazard is acting as investment banker to the Conflicts Committee of the Board of Directors (the “Committee”), and will not be responsible for and will not provide any tax, accounting, actuarial, legal or other specialist advice. PROJECT AVIAN

CONFIDENTIAL 28 E Revised Alternative Rate Forecast 27 D Unit Holder Profile 25 C Weighted Average Cost of Capital 24 B Premia for Selected Minority-Squeeze Out Transactions 22 A Discounted Cash Flow Analysis 7 Appendix 7 VALUATION ANALYSIS III 3 TRADING HISTORY II 1 EXPECTED PROPOSAL I Table of Contents PROJECT AVIAN

I Expected Proposal

Summary of the Expected Proposal 1 Overseas Shipholding Group, Inc. (“OSG”) has stated publicly it intent to make a tender offer for the outstanding units of OSG America L.P. (“OSP”) at a price of $8.00 per unit (the “Public Proposal”) OSG and its affiliates own 76.7% of the outstanding common and subordinated units (53.5% of the common units and 100% of the subordinated units) and a 2% general partner interest in OSP Representatives of the Conflicts Committee have had discussions with representatives of OSG indicating that, if the Conflicts Committee informed OSG that it had determined that a price of $10.25 per common unit was fair, from a financial point of view, to common unitholders, OSG would be prepared to increase its indicated price to that level The transaction would be in the form of a cash tender offer to be made directly to common unitholders It is our understanding that, were OSG to offer the Expected Proposal, such offer would be conditioned on the following: Sufficient units tendered to cause OSG to own more than 80% upon expiration of the offer (approximately 58% of the publicly held units) This condition is non-waivable No MAE on either OSG or OSP No other offers commenced for OSP, attempted acquisitions of more than 5% of the common units or proposals for significant transactions involving OSP No OSP agreements with respect to a third party acquiring units (or Board approval of the same) Other conditions, including certain third-party consents, a “market out” and absence of certain litigation, injunctions, etc. OSG’s Expected Proposal would not be conditioned on financing or the approval of the Conflicts Committee

PROJECT AVIAN | I EXPECTED PROPOSAL

Financial Metrics of the Expected Proposal

($ in millions, except per unit data)

The analysis on the left side of the page assumes, solely for the purpose of calculating multiples, that the value of the subordinated units would equal the trading value of common units. The analysis on the right side of the page reflects the trading value of the common units and reflects zero value for the subordinated units

Key Transaction Multiples

		Trading Value of Sub. Units Equal to Common		No Value for Sub. Units	
		Closing On: 7/29/09	Expected Proposal	Closing On: 7/29/09	Expected Proposal
Price per Share		$7.10	$10.25	$7.10	$10.25
Adjusted Total Units		30.005	30.005	15.005	15.005
Equity Value					
Limited Partner - Common		$107	$154	$107	$154
Limited Partner - Subordinated		106	154	0	0
Implied General Partner[(a)]		4	6	2	3
Total MLP		$217	$314	$109	$157
Debt					
Net Debt		$62	$62	$62	$62
Capitalized Op. Leases		888	888	888	888
Adjusted Net Debt		$950	$950	$950	$950
Adjusted Enterprise Value		**$1,167**	**$1,263**	**$1,058**	**$1,107**
Memo: Trading Value of Common Units		$107	$154	$107	$154
Trading Value of Common Units held by Public		50	72	50	72
Adj. Enterprise Value / EBITDAR	**Value**				
LTM	$133.6	8.7x	9.5x	7.9x	8.3x
2009E	129.0	9.0	9.8	8.2	8.6
2010E[(b)]	149.6	10.8	11.4	10.1	10.4
Price/ Distributable Cash Flow per LP Unit					
LTM	$1.90	3.7x	5.4x	3.7x	5.4x
2009E	1.68	4.2	6.1	4.2	6.1
2010E	0.88	8.1	11.7	8.1	11.7
Minimum Quarterly Distribution (MQD)	$1.50	21.1%	14.6%	21.1%	14.6%

Source: FactSet and Osprey management.

Note: Multiples based on management forecast.

(a) Assumes GP valued at 2% of total equity value based on current GP share of distributions.

(b) Enterprise Value for 2010 EBITAR multiples assumes $447.7m of incremental financing for newbuilds to be delivered during 2010.

2 LAZARD

II Trading History

PROJECT AVIAN

II TRADING HISTORY

OSG America Unit Price Performance Since IPO


Price
Volume (in 000s)
$20
15
10
5
0
4,500
1,000
500
0
$18.85
$7.10
Declares cash distribution of $0.375/unit
24 Apr 08
29 Apr 08
Reports 1Q net income of $0.125/unit (consensus $0.06)
24 Jul 08
Declares cash distribution of $0.375/unit
29 Jul 08
Reports 2Q net income of $0.164/unit (consensus $0.06)
23 Oct 08
Declares cash distribution of $0.375/unit
30 Oct 08
Reports 3Q net income of $0.321/unit (consensus $0.16) (excluding non-cash charge for vessel write down)
2 Mar 09
Reports 4Q net income of $0.372/unit (consensus $0.26) (excluding charges for goodwill and asset impairment)
29 Jul 09
Declares cash distribution of $0.375/unit; announces sponsor's intent to tender for public units at $8.00 per unit
23 Jan 08
Declares cash distribution of $0.1875/unit for period from 11/15 to 12/31
26 Feb 08
Reports 4Q net income of $0.120/unit (consensus $0.13) for period from 11/15 to 12/31
4 May 09
Reports 1Q net income of $0.274/unit (consensus $0.15) (excluding restructuring charge)
20 Jan 09
OSG America Chief Executive Officer resigns
10 Oct 08
OSG buys 500,435 units
23 Jan 09
Declares cash distribution of $0.375/unit
27 Apr 09
Declares cash distribution of $0.375/unit
9 Nov 07
26 Jan 08
14 Apr 08
1 Jul 08
18 Sep 08
5 Dec 08
22 Feb 09
11 May 09
29 Jul 09

AVERAGE PRICE (AS OF 7/29)

30-Day	$6.60	180-Day	$7.21
60-Day	6.75	Since IPO	10.64
90-Day	6.91		

Source: FactSet, I/B/E/S estimates.

3 | LAZARD

Shipping MLP Distribution Yields over Time 4 Source: FactSet. Teekay LNG Partners K-Sea Transportation Capital Product Partners Teekay Offshore Partners Navios Maritime Partners Osprey 0% 5% 10% 15% 20% 25% 30% 35% 40% 45% 50% 9 Nov 07 13 Mar 08 17 Jul 08 19 Nov 08 25 Mar 09 29 Jul 09 21.1% x x IPO - At IPO IPO - 9/1/08 - 1/1/09 - 7/29/09 (11/9/07) 8/31/08 12/31/08 7/29/09 7/29/09 Osprey 16.9% 8.0% 14.8% 25.4% 21.1% 21.1% NMM 15.0% -- 13.5% 23.2% 18.2% 13.4% CPLP 14.0% 6.6% 11.2% 18.4% 19.8% 15.1% KSP 13.4% 7.4% 11.8% 18.9% 16.7% 13.6% TOO 11.1% 5.6% 9.9% 16.1% 13.5% 11.7% TGP 10.9% 6.8% 10.0% 15.8% 12.6% 10.5% Peer Mean 12.9% 6.6% 11.3% 18.5% 16.2% 12.9% Peer Median 13.4% 6.7% 11.2% 18.4% 16.7% 13.4% x x

Price-Volume Analysis 5 Source: FactSet. Note: Based on public float of 7.5 million common units. IPO TO 7/29/2009 7% 15% 16% 1% 5% 12% 16% 12% 15% 0% 10% 20% 30% 40% $3.00 – $4.99 $5.00 – $6.99 $7.00 – $8.99 $9.00 – $10.25 $10.26 – $12.99 $13.00 – $14.99 $15.00 – $16.99 $17.00 – $18.99 $19.00 – $20.00 Cum. % 7% 22% 38% 39% 44% 56% 73% 85% 100% % of Float: 27% 60% 62% 3% 20% 47% 64% 48% 59% Cum. Float Turnover 3.90x 0.27x 0.87x 1.48x 1.52x 1.72x 2.19x 2.83x 3.31x Weighted Average Price: $12.49 Expected Proposal: $10.25 1 YEAR PRIOR TO 7/29 /2009 16% 36% 37% 2% 8% 1% 0% 0% 0% 0% 10% 20% 30% 40% $3.00 – $4.99 $5.00 – $6.99 $7.00 – $8.99 $9.00 – $10.25 $10.26 – $12.99 $13.00 – $14.99 $15.00 – $16.99 $17.00 – $18.99 $19.00 – $20.00 Cum. % 16% 52% 89% 91% 99% 100% 100% 100% 100% % of Float: 27% 60% 62% 3% 14% 2% 0% 0% 0% Cum. Float Turnover 1.68x 0.27x 0.87x 1.48x 1.52x 1.66x 1.68x 1.68x 1.68x Weighted Average Price: $7.01 Expected Proposal: $10.25

OSG America Unit Price Performance Since Tender Offer Announcement 6 Source: FactSet. 7.00 7.50 8.00 8.50 $9.00 30 Jul 09 07 Aug 09 17 Aug 09 25 Aug 09 02 Sep 09 11 Sep 09 21 Sep 09 Price 0 250 500 750 1,000 Volume (in 000s) Public Proposal: $8.00 $8.63 $8.45 22 Sep 09

III Valuation Analysis

Management Forecast ($ in millions) 7 Source: Osprey management. (a) Estimated based on $132.7m average purchase price and 10% discount rate. Updated from June 2009 forecast to reflect the Aker Universal Restructuring proposal Management Forecast assumes two shuttle tankers are purchased for a total of $265 million; the forecast utilized below (and throughout this presentation) adjusts the Management Forecast to assume that the two shuttle tankers are chartered in from Goose at compensatory rates(a) Assumes two Bender ATBs (for which OSP has options) are purchased for $135 million each See page 10 for various scenarios x x Income Statement and Capex Summary CAGR 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018 2009E-18E Total TCE Revenue $257.6 $300.1 $372.1 $395.3 $378.0 $381.3 $388.8 $402.5 $412.2 $424.5 5.7% Operating Costs (100.7) (122.9) (149.7) (151.8) (140.4) (138.7) (143.3) (148.2) (152.7) (156.8) Bareboat Expense (56.7) (84.7) (108.1) (112.7) (112.4) (114.1) (116.0) (116.5) (116.1) (117.0) Profit Sharing Expense 0.0 0.0 0.0 0.0 0.0 0.0 0.0 0.0 0.0 0.0 Startup Cost Amort (incl in Chtr Exp) (2.7) (3.6) (4.2) (4.3) (4.3) (3.0) (1.0) (0.3) (0.3) (0.3) SG&A (24.6) (23.3) (24.0) (24.7) (25.4) (26.2) (27.0) (27.8) (28.6) (29.5) Equity income from Joint Ventures 3.9 4.0 4.1 3.3 3.4 3.5 3.6 3.7 3.7 0.0 Interest Income 0.2 0.3 0.3 0.3 0.3 0.3 0.3 0.3 0.3 0.3 DPO Expense (Non-cash) (4.6) (4.9) (5.4) (5.6) (5.4) (3.2) (0.5) 0.0 0.0 0.0 Other Income 0.0 0.0 0.0 0.0 0.0 0.0 0.0 0.0 0.0 0.0 EBITDA $72.2 $65.0 $85.0 $99.7 $93.8 $99.9 $104.9 $113.7 $118.4 $121.3 5.9% Plus: Bareboat Expense 56.7 84.7 108.1 112.7 112.4 114.1 116.0 116.5 116.1 117.0 EBITDAR $129.0 $149.6 $193.2 $212.5 $206.2 $214.0 $220.9 $230.2 $234.5 $238.3 7.1% Capital Expenditures Maintenance Capex $1.0 $0.0 $4.5 $1.6 $1.6 $3.0 $3.1 $0.0 $1.6 $0.0 Drydock Expenditures 8.8 14.4 16.6 16.5 24.7 14.8 25.9 26.4 20.9 27.9 Construction Expenditures 24.7 291.1 16.3 0.0 0.0 0.0 0.0 0.0 0.0 0.0 Total Capital Expenditures $34.4 $305.5 $37.4 $18.1 $26.3 $17.8 $29.0 $26.4 $22.5 $27.9 x x

PROJECT AVIAN
III VALUATION ANALYSIS

Management Forecast – Distributable Cash Flow

($ in millions, except per unit data)

- Management Forecast reflects three financing scenarios for the ATB's and shuttle tankers; the forecast utilized below (and throughout this presentation) adjusts the Management Forecast to assume that the Bender ATBs are financed 50% with revolver at L+350 and 50% with units issued at $8
- See page 10 for various scenarios

Distributable Cash Flow

	2009	2010	2011	2012	2013	2014	2015	2016	2017	2018	CAGR 2009E-18E
EBITDA	$72.2	$65.0	$85.0	$99.7	$93.8	$99.9	$104.9	$113.7	$118.4	$121.3	5.9%
Less: Drydocking Reserve	($17.4)	($18.7)	($20.6)	($22.8)	($24.6)	($25.5)	($26.5)	($27.3)	($27.3)	($27.3)	
Less: Replacement Reserve	(14.1)	(16.5)	(17.9)	(18.0)	(18.0)	(18.0)	(18.0)	(18.0)	(18.0)	(18.0)	
Other Adjustments	8.8	8.5	9.5	10.7	9.7	4.5	(1.9)	(3.7)	(3.4)	(3.3)	
Unlevered Distributable Cash Flow	**$49.6**	**$38.2**	**$56.1**	**$69.7**	**$60.9**	**$60.9**	**$58.5**	**$64.8**	**$69.6**	**$72.7**	4.3%
Less: Interest Expense	(4.5)	(12.0)	(15.0)	(14.0)	(12.4)	(10.7)	(9.5)	(8.6)	(6.8)	(5.5)	
Distributable Cash Flow	**$45.1**	**$26.2**	**$41.1**	**$55.6**	**$48.5**	**$50.2**	**$49.0**	**$56.2**	**$62.9**	**$67.1**	4.5%
Units Outstanding											
Common	15.0	32.6	32.6	32.6	32.6	32.6	32.6	32.6	32.6	32.6	
Subordinated	15.0	15.0	15.0	15.0	15.0	15.0	15.0	15.0	15.0	15.0	
DCF per Unit											
Common	$1.68	$0.88	$1.23	$1.67	$1.46	$1.51	$1.47	$1.69	$1.89	$1.76	
Subordinated	1.21	0.03	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.57	

Source: Osprey management.

8 | LAZARD

Valuation Summary 9 $10.25 (a) The valuation based on public comparables is calculated assuming a minimum quarterly distribution of $1.50 per unit. Please note that OSG has made clear that it believes OSP may be unable to continue its current levels of distributions to common unitholders in what it considers a challenging market environment. OSG has made clear it does not think that borrowing to pay cash distributions is a sustainable practice for OSP and it is not supportive of such a strategy. VALUE PER UNIT PREMIUM/ (DISCOUNT) TO OFFER PRICE DISCOUNTED DISTRIBUT IONS n Management Case n Discount rate range of 12% - 16% n Bender ATBs Purchased, Aker STs Chartered - in (12%) - 19% n Excluding Newbuilds n Discount rate range of 1 2% - 16% (13%) - 18% PUBLIC COMPARABLES n Distribution yield n 11% - 15% yield on MQD of $1.50 per unit (a) (2%) - 33% PRIVATE MARKET TRANS ACTIONS n 10 - 11x LTM EBITDAR n Sub. units valued at 27% - 50% of common units 65% - 71% NET ASSET VALUE n Private market transac tions: 15% - 25% discount to NAV n Sub. units valued at 27% - 50% of common units 22% - 65% n September 2008 trading values: 40% discount to NAV n Sub. units valued at 27% - 50% of common units (2%) – 16% PREMIUMS PAID n 29% to 43% premium (15%) – (2%) 1/1/09 – 7 /29/09 TRADING RANGE n Low on 1/1/09 n High reached on 5/4/09 (52%) - (12%) $9.01 $8.87 $12.55 $10.04 $4.92 $12.18 $12.05 $13.64 $17.51 $16.88 $11.91 $9.00 $10.00 $16.92 $8.67 $10.09 $0.00 $5.00 $10.00 $15.00 $20.00

PROJECT AVIAN

III VALUATION ANALYSIS

Discounted Distributions – Management Forecast

($ in millions, except per unit data)

	Projected									
	4Q2009	2010	2011	2012	2013	2014	2015	2016	2017	2018
Distributable Cash Flow	**$8.5**	**$26.2**	**$41.1**	**$55.6**	**$48.5**	**$50.2**	**$49.0**	**$56.2**	**$62.9**	**$67.1**
Common Units Outstanding	15.005	32.598	32.598	32.598	32.598	32.598	32.598	32.598	32.598	32.598
Subordinated Units Outstatnding	15.000	15.000	15.000	15.000	15.000	15.000	15.000	15.000	15.000	15.000
Minimum Quarterly Distribution										
Common	$5.6	$45.6	$48.9	$48.9	$48.9	$48.9	$48.9	$48.9	$48.9	$48.9
Subordinated	5.6	22.5	22.5	22.5	22.5	22.5	22.5	22.5	22.5	22.5
GP	0.2	1.4	1.5	1.5	1.5	1.5	1.5	1.5	1.5	1.5
Total	$11.5	$69.5	$72.9	$72.9	$72.9	$72.9	$72.9	$72.9	$72.9	$72.9
Distribution per Unit										
Common										
MQD	$0.38	$0.88	$1.23	$1.47	$1.35	$1.48	$1.41	$1.50	$1.49	$1.50
Arrearages	0.00	0.00	0.00	0.20	0.11	0.03	0.07	0.19	0.40	0.20
Additional	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.06
Total	**$0.38**	**$0.88**	**$1.23**	**$1.67**	**$1.46**	**$1.51**	**$1.47**	**$1.69**	**$1.89**	**$1.76**
Subordinated										
MQD	$0.18	$0.03	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.51
Additional	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.06
Total	**$0.18**	**$0.03**	**$0.00**	**$0.00**	**$0.00**	**$0.00**	**$0.00**	**$0.00**	**$0.00**	**$0.57**
GP	$0.28	$0.58	$0.85	$1.15	$1.00	$1.03	$1.01	$1.16	$1.29	$1.39
Memo:										
Net Debt	$60.9	$208.4	$207.3	$179.2	$157.6	$131.8	$116.3	$97.5	$74.7	$51.2
Net Debt / LTM EBITDA	0.8x	3.2x	2.4x	1.8x	1.7x	1.3x	1.1x	0.9x	0.6x	0.4x

Valuation of Distributions 2009-2018

	LP Required Return	PV per Unit of Future Distributions	PV of Terminal Value(a)	Value per Common Unit	Total Common Equity	Total Equity (Com. + Sub.)	Term. Value Implied P/DCF Multiple
Common	12%	$7.80	$4.38	$12.18	$183	$238	8.3x
	14%	7.18	3.19	10.37	156	197	7.1x
	16%	6.63	2.38	9.01	135	167	6.3x

	LP Required Return	PV per Unit of Future Distributions	PV of Terminal Value(a)	Value per Sub. Unit	Total Sub. Equity
Subordinated	12%	$0.40	$3.29	$3.69	$55
	14%	0.37	2.39	2.76	41
	16%	0.34	1.78	2.12	32

Note: Assumes 100% of distributable cash flow is distributed each quarter.

(a) Present value of all distributions beyond 2018. Assumes no growth in distributable cash flow beyond 2018. Split of distributions between common and subordinated units was forecasted through 2028; 2028 distribution per unit was assumed to go on in perpetuity.

10 LAZARD

Discounted Distributions – Various Scenarios 11 Note: All scenarios reflect Aker Universal Restructuring proposal. Assumes shuttle tankers chartered-in from Goose at bareboat charter rates based on $132.7 million purchase price and 10% discount rate. Assumes Bender ATBs are purchased and financed 50% with revolver at L+350 and 50% with units issued at $8. Assumes no distributions are paid to common unit holders from Q3 2009 through Q4 2011. x x Discounted Distributions Value Value per Unit Implied Total Value of Equity Common Subordinated Common Subordinated Total Scenarios Low High Low High Low High Low High Low High Bender ATBs Purchased, Aker STs Chartered-in (a) $9.01 $12.18 $2.12 $3.69 $135 $183 $32 $55 $167 $238 Bender ATBs Purchased, Aker STs Chartered-in (a) / Distributions Suspended (b) 8.11 11.43 2.04 3.90 122 171 31 59 152 230 Excluding Bender ATBs and Aker STs 8.87 12.05 1.13 1.87 133 181 17 29 151 209 Excluding Bender ATBs and Aker STs/ Distributions Suspended (b) 7.94 11.25 0.74 1.47 119 169 11 22 130 191 x x

Comparable Publicly Traded Companies ($ in millions, except per unit data) 12 Source: Company Filings, Wall Street Research, FactSet. Value of GP based on GP share of distributions during most recent quarter. Osprey operating leases capitalized using 8.76% discount rate per Osprey management Comp operating leases capitalized at 11.4x (1/8.76%) FY+1 operating lease payments. Adjusted to reflect capitalized value of operating lease payments. U.S. flag operator.

PROJECT AVIAN

III VALUATION ANALYSIS

Comparable Publicly Traded Companies (cont'd)

($ in millions, except per share/unit data)

Companies with an asterisk do not pay dividends

	Local Share Price 9/22/2009	% of 52 Week High	Market Value	Adj. Ent. Value[a]	Adj. Ent. Value[a] / Net Sales 2008A	Adj. Ent. Value[a] / Net Sales 2009	Adj. Ent. Value[a] / EBITDAR 2008A	Adj. Ent. Value[a] / EBITDAR 2009	Price / EPS 2008A	Price / EPS 2009	Div. Yield	LT Growth Rate
US FLAG												
Horizon Lines	$6.89	*59%*	$212	$1,980	1.5x	1.7x	8.4x	9.1x	6.8x	17.7x	6%	NA
*Hornbeck Offshore	27.43	*62%*	755	1,441	3.3	3.6	6.1	6.9	6.6	9.8	NM	NA
*Seacor Holdings[b]	82.37	*93%*	1,967	2,381	1.4	1.6	4.3	4.4	8.8	10.5	NM	NA
Mean					**2.1x**	**2.3x**	**6.3x**	**6.8x**	**7.4x**	**12.7x**	**6%**	**NM**
Median					**1.5**	**1.7**	**6.1**	**6.9**	**6.8**	**10.5**	**6%**	**NM**
PRODUCT TANKER												
D'Amico Intl. Shipping	€ 1.32	*59%*	$283	$1,722	5.3x	6.1x	5.5x	10.1x	1.3x	16.5x	7%	32%
TORM	$10.60	*35%*	772	5,019	4.2	6.2	6.7	12.0	6.7	NM	15%	NA
*Omega Navigation	3.33	*24%*	51	368	4.7	5.6	6.4	9.0	2.4	6.5	NM	NA
Mean					**4.8x**	**6.0x**	**6.2x**	**10.4x**	**3.4x**	**11.5x**	**11%**	**32.2%**
Median					**4.7**	**6.1**	**6.4**	**10.1**	**2.4**	**11.5**	**11%**	**32.2%**
OTHER												
DHT Maritime	$3.96	*51%*	$193	$475	4.1x	4.6x	5.4x	7.0x	3.4x	7.6x	25%	(10%)
Osprey (Management Forecast)	**$10.25**	***95%***	**$314**	**$1,263**	**5.1x**	**4.9x**	**10.4x**	**9.8x**	**NM**	**19.4x**	**15%**	**NA**

Source: Company Filings, Wall Street Research, FactSet.

(a) Adjusted to reflect capitalized value of operating lease payments.
(b) Adjusted 2008A and 2009E EBITDA to reflect capitalized dry dock. Dry docking amortization assumed to be 10% of 2008A operating expenses.
(c) Assumes GP valued at 2% of total equity value based on current GP share of distributions.

13 LAZARD

Equity Value Attributable to Common vs. Subordinated Units: Precedent Transactions 14 Depending on inclusion of transaction costs and APU’s (additional limited partner units). SUBURBAN PROPANE PARTNERS NATIONAL PROPANE PARTNERS EOTT ENERGY PARTNERS DATE ANNOUNCED 11/30/98 4/6/99 9/24/01 TRANSACTION n As part of the restructuring of Suburban Propane, subordinated units owned by Suburban’s general partner wer e repurchased by the partnership n Acquisition by Columbia Propane Corp. of the common, subordinated, and GP interests of National Propane n Recapitalization of EOTT, including the conversion of outstanding subordinated units and additional partnership interes ts (APIs) into common units and the implementation of a refinancing plan RECENT DISTRIBUTIONS n Suburban had been paying the MQD on the common units but had suspended distributions on the subordinated units n Distributions had been suspended on b oth common and subordinated units due to violations of debt covenants n EOTT had been paying the MQD ($0.475) on the common units and $0.20 on the subordinated units during the previous four quarters VALUATION OF SUB UNITS n Subordinated units va lued at 41.8% – 50.7% of the value of the common units (a) n Subordinated units and GP interest valued at 31% of the value of the common units n Subordinated units valued at 45% of the value of the common units (each subordinated unit exchanged for 0.45 common units)

PROJECT AVIAN

III VALUATION ANALYSIS

Selected Precedent Transactions*

Announcement Date	Acquiror	Target	EV/ EBITDA	Adj. EV(a)/ EBITDAR	Sector	Target Description
Aug-08	Maersk Product Tankers	Brostrom AB	11.9x	11.8x	Intl Tanker	Shipping, and marine and logistics services
Aug-08	General Maritime	Arlington Tankers	10.6	10.9	Intl Tanker	Marine transport of fuel and other petroleum products
Jan-08	Torm	FR8 Holdings	6.8	NA	Intl Tanker	Commercial and technical management of marine ships
Apr-07	Teekay and Torm	OMI	8.2	9.0	Intl Tanker	Marine transport of petroleum products
Sep-06	Overseas Shipholding	Maritrans Inc.	10.2	10.2	Jones Act	Marine transport of refined petroleum and petroleum products
Jun-06	Morgan Stanley	Heidmar Group	5.9	NA	Intl Tanker	Marine transport and logistics of oil
Mar-05	Seacor Holdings	Seabulk International	10.8	10.8	Jones Act	Marine transport of fuel and other petroleum products
May-04	Overseas Shipholding	Stelmar	12.2	11.9	Intl Tanker	Tanker vessel transportation

Total

	EV/ EBITDA	Adj. EV(a)/ EBITDAR
Mean	9.6x	10.8x
Median	10.4	10.8

Jones Act Tanker

	EV/ EBITDA	Adj. EV(a)/ EBITDAR
Mean	10.5x	10.5x
Median	10.5	10.5

Interntional Product Tanker

	EV/ EBITDA	Adj. EV(a)/ EBITDAR
Mean	9.3x	10.9x
Median	9.4	11.4

* None of these transactions involved a roll-up of a controlled affiliate.

Source: Company Filings, Wall Street Research.

(a) Adjusted to reflect capitalized value of operating lease payments.

15 LAZARD

Precedent Transactions Implied Value per Common Unit ($ in millions, except per unit data) 16 Note: Dashed line represents case where total equity is high enough that the subordinated units receive value in excess of this amount after the allocation of full capital account value to the common units. In the following table, the value of 30-50% attributed to the subordinated units as a percent of common is based on the precedents. The value of 27% is based on the discounted dividend model in these materials. Common Capital Value per Common Unit Value per GP and per Sub. Unit LTM EBITDAR Ent. Equity Acct. (12/31/08) Capital Sub Val. Sub Value % of Common Capital Sub Value % of Common EBITDAR Multiple Value Value Per Unit Total Acct. % Com. 27% 30% 40% 50% Acct. 27% 30% 40% 50% High $133.6 11.0x $1,469 $520 $263 $17.51 $17.51 94% -- -- -- -- $16.45 -- -- -- -- Low 133.6 10.0x 1,336 386 263 17.51 17.51 45% -- -- -- 16.92 7.89 -- -- -- 8.46

PROJECT AVIAN
III VALUATION ANALYSIS

Net Asset Value (NAV)

($ in millions)

	Vessel	Year of Build	DWT (MT)	BBLs 98% Capacity	Own/ BB	Est. Value	Associated Liability[a]	Net Value	Methodology	Repl. Cost New	Repl. Cost Depr.	Book Value (3/31/09)	NPV of CF[b]	Disposal Value
Aker PC	Los Angeles	2007	46,815	324,000	BB	$97.0	$84.4	$12.6	Replacement cost	$105.0	$97.0	nm	$10.7	nm
	Long Beach	2007	46,817	324,000	BB	94.8	83.3	11.5	Replacement cost	105.0	94.8	nm	9.6	nm
	Houston	2007	46,815	324,000	BB	93.9	83.5	10.4	Replacement cost	105.0	93.9	nm	11.7	nm
	Texas City	2008	46,815	324,000	BB	100.0	83.0	17.0	Replacement cost	105.0	100.0	nm	32.8	nm
	New York	2008	46,815	324,000	BB	98.9	84.3	14.6	Replacement cost	105.0	98.9	nm	10.9	nm
	Boston	2009	46,815	347,000	BB	102.0	93.8	8.1	Replacement cost	105.0	102.0	nm	19.3	nm
	Nikiski	2009	46,815	324,000	BB	105.0	92.1	12.9	Replacement cost	105.0	105.0	nm	17.8	nm
	Martinez	2010	46,815	324,000	BB	105.0	103.7	1.3	Replacement cost	105.0	105.0	nm	9.0	nm
	Anacortes	2010	46,815	324,000	BB	105.0	91.8	13.2	Replacement cost	105.0	105.0	nm	19.6	nm
	Tampa	2011	46,815	324,000	BB	105.0	105.0	0.0	Replacement cost	105.0	105.0	nm	8.4	nm
ST	Cascade	2011	46,815	324,000	Owned	$132.6	$132.6	$0.0	Purchase price	$132.6	$132.6	nm	$9.0	$2.8
	Chinook	2010	46,815	324,000	Owned	132.8	132.8	0.0	Purchase price	132.8	132.8	nm	8.5	2.8
Older PC	New Orleans	1983	42,954	306,000	Owned	$2.4	$0.0	$2.4	Disposal value	nm	nm	$9.4	$8.1	$2.4
	Puget Sound	1983	50,861	356,000	Owned	2.9	0.0	2.9	Disposal value	nm	nm	7.6	8.3	2.9
	Galena Bay	1982	50,116	356,000	Owned	2.9	0.0	2.9	Disposal value	nm	nm	7.3	4.9	2.9
	Philadelphia	1982	43,387	306,000	Owned	2.5	0.0	2.5	Disposal value	nm	nm	9.8	6.0	2.5
MSP	Luxmar	1998	45,999	315,000	Owned	$20.0	$0.0	$20.0	Replacement cost	nm	$20.0	$31.1	$21.0	$2.4
	Maremar	1998	47,225	315,000	Owned	20.0	0.0	20.0	Replacement cost	nm	20.0	31.6	23.0	2.3

Source: Company management, Bruce Wilson.

(a) Liabilities for Aker ships reflect the capitalized value of future bareboat charter payments at 8.76% discount rate.

(b) For chartered-in ships, NPV reflects value net of bareboat charter payments. Excludes allocation for SG&A.

17 LAZARD

PROJECT AVIAN III VALUATION ANALYSIS

Net Asset Value (NAV) (cont'd)

($ in millions)

	Newbuild Fleet	Year of Build	DWT (MT)	BBLs 98% Capacity	Own/ BB	Est. Value	Associated Liability[a]	Net Value	Methodology	Repl. Cost New	Repl. Cost Depr.	Book Value (3/31/09)	NPV of CF[b]	Disposal Value
ATB	OSG 209	2005*	25,321	206,000	Owned	$25.4	$0.0	$25.4	NPV of CF	nm	nm	$32.6	$25.4	1.3
ATB	OSG 214	2004*	26,410	207,000	Owned	17.1	0.0	17.1	NPV of CF	nm	nm	29.5	17.1	1.4
ATB	OSG 244	2001*	29,042	236,000	Owned	21.5	0.0	21.5	NPV of CF	nm	nm	26.3	21.5	1.5
ATB	OSG 242	2007*	30,391	234,299	Owned	39.7	0.0	39.7	NPV of CF	nm	nm	45.5	39.7	1.6
ATB	OSG 243	2008*	30,448	234,299	Owned	43.8	0.0	43.8	NPV of CF	nm	nm	44.4	43.8	1.6
ATB	M 252	2002*	30,933	250,000	Owned	33.7	0.0	33.7	NPV of CF	nm	nm	30.0	33.7	1.6
ATB	OSG 254	2002*	31,605	250,000	Owned	38.3	0.0	38.3	NPV of CF	nm	nm	33.2	38.3	1.6
ATB	Courageous (Tug)	2010	nm	nm	Owned	14.6	0.0	14.6	Book value	nm	nm	14.6	nm	5.0
ATB	Endurance (Tug)	2010	nm	nm	Owned	15.7	0.0	15.7	Book value	nm	nm	15.7	nm	5.0
Lightering	OSG 400	1981	54,062	396,015	TC	$10.1	$0.0	$10.1	NPV of CF	nm	nm	nm	$10.1	nm
Lightering	Diligence	1977	39,732	269,000	Owned	2.7	0.0	2.7	Disposal value	nm	nm	12.7	3.2	2.7
Lightering	OSG 192[d]	1998*	21,914	172,000	Owned	7.9	0.0	7.9	NPV of CF	nm	nm	20.4	$7.9	2.4
Lightering	Vision	2010	45,556	347,000	Owned	135.0	135.0	0.0	Purchase price	135.0	135.0	nm	9.5	2.6
Lightering	Quest	2010	45,556	346,920	Owned	135.0	135.0	0.0	Purchase price	135.0	135.0	nm	9.3	2.6
	Investment in ATC					$19.4	$0.0	$19.4	NPV of CF		nm	$0.6	$19.4	nm
	Overseas Integrity (held for sale)					1.3	0.0	1.3	Book value		nm	1.3	nm	na

Osprey Asset/Operating Value	**$443.5**
Less: Net Debt	(61.9) [c]
Net Asset Value	**$381.6**
Discount to NAV	
15%	*$324.4*
20%	*305.3*
25%	*286.2*

Source: Company management.

(a) Liabilities for Aker ships reflect the capitalized value of future bareboat charter payments at 8.76% discount rate. Bareboat rates adjusted per Aker Universal Restructuring proposal.
(b) For chartered-in ships, NPV reflects value net of bareboat charter payments. Excludes allocation for SG&A.
(c) Net debt as of 6/30/09.
(d) NPV of cash flow includes replacement.

18 LAZARD

Net Asset Value (NAV) Implied Value per Common Unit ($ in millions, except per unit data) 19 In the following table, the value of 30-50% attributed to the subordinated units as a percent of common is based on the precedents. The value of 27% is based on the discounted dividend model in these materials. Common Capital Value per Common Unit Value per GP and per Sub. Unit Equity Acct (12/31/08) Capital Sub Val. Sub Unit Value % of Common Capital Sub Unit Value % of Common Value Total Per Unit Acct. % Com. 27% 30% 40% 50% Acct. 27% 30% 40% 50% $324 $263 $17.51 $17.51 23% $16.88 $16.47 $15.26 $14.22 $3.95 $4.56 $4.94 $6.11 $7.11 305 263 17.51 17.51 16% 15.88 15.51 14.37 13.38 2.72 4.29 4.65 5.75 6.69 286 263 17.51 17.51 9% 14.89 14.54 13.47 12.55 1.50 4.02 4.36 5.39 6.27

PROJECT AVIAN

III VALUATION ANALYSIS

Price / Net Asset Value (NAV) Trading Analysis

($ per unit / share)

	NAV Per Share [(a)]	Price		Price/NAV [(b)]	
	9/4/08	9/4/08	9/23/09	9/4/08	9/23/09
Aries Maritime Transport Ltd.	$8.95	$3.42	$0.64	38%	7%
Arlington Tankers Ltd.	28.17	18.42	NA	65%	--
d'Amico Shipping International	5.82	3.36	1.94	58%	33%
DHT Maritime	14.79	8.94	3.87	60%	26%
General Maritime	34.10	24.56	8.06	72%	24%
Knightsbridge Tankers Ltd.	26.86	29.11	13.16	108%	49%
Nordic American Tanker Shipping Ltd.	36.11	34.17	29.74	95%	82%
Omega Navigation Enterprises, Inc.	16.75	14.87	3.30	89%	20%
Overseas Shipholding Group	120.48	68.64	39.73	57%	33%
Ship Finance International Ltd.	33.63	26.49	12.20	79%	36%
Teekay Shipping	61.16	33.48	21.87	55%	36%
TORM	53.53	30.68	10.64	57%	20%
Tsakos Energy Navigation	59.65	33.51	17.21	56%	29%
High				**108%**	**82%**
Mean				**68%**	**33%**
Median				**60%**	**31%**
Low				**38%**	**7%**
Implied Value per Osprey Common Unit [(c)]					
Subordinated Worth 50% of Common				$10.04	$5.17
Subordinated Worth 40% of Common				10.77	5.55
Subordinated Worth 30% of Common				11.63	5.99
Subordinated Worth 27% of Common				11.91	6.14

Source: Jefferies Shipping Quarterly (September 2008), FactSet, Osprey Management.

(a) Net asset values per share represent Jefferies estimates based on charter free secondhand values which may overstate fleet values of companies with significant time charter coverage.

(b) NAV as of 9/4/08.

(c) Calculated by applying median price / NAV to estimated current Osprey NAV.

20 LAZARD

Summary Minority Buy-In Premiums Key assumptions for precedents include: Past 3 years (since 1/1/2006) Minority buy-in transactions of U.S. public targets with transaction values in excess of $40 million At least 51% held at announcement and 90%+ ownership after transaction; includes announced and completed transactions, excludes withdrawn transactions For Osprey, the closing price of the stock on July 29 (the last full day of trading before the offer was announced) was $7.10. The closing price of the stock on July 22 was $6.55 and the closing price of the stock on July 1 was $6.74 21 Source: SDC. Note: Minority buy-in transactions of U.S. public targets with transaction values in excess of $40 million. Excludes bank and REIT transactions. Excludes transactions in which the target was listed on an OTC exchange. x % Change x Initial to Offer Premium Final Offer 1 - Day 1 - Week 4 - Weeks High 31% 115% 150% 174% Median 11% 38% 41% 29% Mean 11% 42% 43% 38% Low (19%) 10% (8%) (7%) x x Osprey Metric $7.10 $6.55 $6.74 Implied Osprey Value Per Unit: #REF! 7/23/09 7/2/09 Median $9.78 $9.23 $8.67 Mean 10.09 9.39 9.29 x x 2006 - Present

Appendix

A Discounted Cash Flow Analysis

PROJECT AVIAN

A DISCOUNTED CASH FLOW ANALYSIS

Discounted Cashflow Analysis – Management Forecast

($ in millions)

	Projected										
	4Q2009	2010	2011	2012	2013	2014	2015	2016	2017	2018	'10-'18 CAGR
Revenue	$63.5	$300.1	$372.1	$395.3	$378.0	$381.3	$388.8	$402.5	$412.2	$424.5	*4.4%*
Growth			*24.0%*	*6.2%*	*(4.4%)*	*0.9%*	*2.0%*	*3.5%*	*2.4%*	*3.0%*	
EBITDA	$17.4	$65.0	$85.0	$99.7	$93.8	$99.9	$104.9	$113.7	$118.4	$121.3	*8.1%*
Growth			*30.9%*	*17.3%*	*(6.0%)*	*6.6%*	*5.0%*	*8.4%*	*4.1%*	*2.5%*	
Capital Expenditures											
Maintenance Capex	($0.5)	$0.0	($4.5)	($1.6)	($1.6)	($3.0)	($3.1)	$0.0	($1.6)	$0.0	
Drydock Expenditures	($2.7)	(14.4)	(16.6)	(16.5)	(24.7)	(14.8)	(25.9)	(26.4)	(20.9)	(27.9)	
Construction Expenditures	(6.0)	(291.1)	(16.3)	0.0	0.0	0.0	0.0	0.0	0.0	0.0	
Total Capex	($9.2)	($305.5)	($37.4)	($18.1)	($26.3)	($17.8)	($29.0)	($26.4)	($22.5)	($27.9)	
Disposal Proceeds	0.0	12.4	0.0	5.4	5.3	0.0	0.0	0.0	0.0	6.2	
Other Adjustments[(a)]	(0.0)	8.1	9.2	10.3	9.3	4.2	(2.2)	(4.0)	(3.8)	(3.7)	
Unlevered Free Cash Flow	**$8.2**	**($220.0)**	**$56.9**	**$97.4**	**$82.1**	**$86.3**	**$73.7**	**$83.3**	**$92.0**	**$95.9**	

Valuation of Unlevered Cash Flows 2009-2018

Discount Rate	PV of Future Cash Flows		PV of Terminal Value[(b)]		PV of Future Repl. Capex		PV of Future DPO Repay[(c)]		Enterprise Value		Net Debt[(d)]		Equity Value	Term Val. EBITDAR Multiple
10.00%	$201		$380		$151		($9)		$439		$66		$374	8.0x
11.00%	185	+	318	-	128	-	(8)	=	382	-	66	=	317	7.8x
12.00%	169		268		110		(7)		335		66		269	7.6x

(a) Includes adjustment relating to DPO, amortization of startup expenses, distributions from ATC JV, profit sharing advances, and interest income.
(b) Assumes 0% perpetuity growth rate. Based on normalized 2018 cash flow, including $1.5m of maintenance capex and excluding disposal proceeds and DPO adjustment.
(c) Reflects the present value of post-2018 payments to Aker to repay DPO.
(d) Forecasted net debt for 9/30/09.

22 LAZARD

Discounted Cashflow Analysis Implied Value per Common Unit ($ in millions, except per unit data) 23 Note: Dashed line represents case where total equity is high enough that the subordinated units receive value in excess of this amount after the allocation of full capital account value to the common units. In the following table, the value of 30-50% attributed to the subordinated units as a percent of common is based on the precedents. The value of 27% is based on the discounted dividend model in these materials. Common Capital Value per Common Unit Value per GP and per Sub. Unit Equity Acct (12/31/08) Capital Sub Val. Sub Unit Value % of Common Capital Sub Unit Value % of Common Value Total Per Unit Acct. % Com. 27% 30% 40% 50% Acct. 27% 30% 40% 50% $374 $263 $17.51 $17.51 41% -- -- -- $16.39 $7.12 -- -- -- $8.20 317 263 17.51 17.51 20% 16.48 16.08 14.90 13.88 3.46 4.45 4.83 5.96 6.94 269 263 17.51 17.51 2% 14.00 13.67 12.67 11.80 0.41 3.78 4.10 5.07 5.90 Memo: $228 $263 $17.51 $15.19 0% $11.86 $11.58 $10.73 $9.99 $0.00 $3.20 $3.47 $4.29 $5.00

B Premia for Selected Minority-Squeeze Out Transactions

PROJECT AVIAN

B PREMIA FOR SELECTED MINORITY-SQUEEZE OUT TRANSACTIONS

Summary Minority Squeeze-Out Premiums

($ in millions)

Date Announ.	Acquiror	Target	% Held at Announ.	Transaction Value	% Change Initial to Final Offer	Acquisition Premium 1-Day	1-Week	4-Weeks
9/4/09	Fairfax Financial Holdings	Odyssey Re Holdings	73%	$961	--	19%	20%	29%
7/13/09	Koninklijke KPN NV	iBasis Inc	53%	49	--	19%	22%	18%
6/29/09	First American Corp	First Advantage Corp	76%	169	--	10%	25%	1%
3/25/09	Hearst Corp	Hearst-Argyle Television Inc	82%	76	13% [(a)]	115%	150%	174%
3/23/09	Cox Enterprises Inc	Cox Radio Inc	78%	82	26%	45%	48%	(5%)
7/31/08	Firoz Lalji	Zones Inc	54%	43	(19%) [(b)]	29%	(8%)	(7%)
7/21/08	Roche Holding AG	Genentech Inc	52%	46,695	7%	16%	26%	28%
3/10/08	Nationwide Mutual Insurance Co	Nationwide Finl Svcs Inc	64%	2,450	11%	38%	29%	29%
10/23/07	Investor Group	Waste Industries USA Inc	51%	272	3%	33%	41%	31%
7/17/07	Alfa Mutual	Alfa Corp	53%	890	25%	45%	45%	32%
2/22/07	American Financial Group Inc	Great American Finl Res Inc	76%	245	4%	13%	15%	12%
10/9/06	VNU NV	NetRatings Inc	56%	378	31%	44%	45%	46%

Source: SDC.

Note: Minority buy-in transactions of U.S. public targets with transaction values in excess of $40 million. Excludes bank and REIT transactions. Excludes transactions in which the target was listed on an OTC exchange.

(a) Final offer of $4.50 per share represented a 13% premium from $4.00 initial proposal to the board of Hearst Argyle. In prior discussions, a price of $3.50 had been discussed with a significant shareholder; final offer represented a 29% premium over the $3.50 proposed price.

(b) Final offer of $7.00 per share represented a 19% decrease from $8.65 initial proposal. Prior to the $8.65 proposal, Firoz Lalji had submitted an indication of interest to the board at a price in the $7.90 - $8.10 range.

24 LAZARD

C Weighted Average Cost of Capital DISCUSSION MATERIALS

PROJECT AVIAN

C WEIGHTED AVERAGE COST OF CAPITAL

Cost of Equity

($ in millions)

Companies with an asterisk do not pay dividends

Comparable Companies	Equity Value	Adj. Net Debt	Net Debt/ Total Cap.	Net Debt/ Equity Value	Marginal Tax Rate	Levered Beta	Unlevered Beta[a]
US FLAG							
Horizon Lines	$212	$1,768	89%	834%	10%	1.90	0.22
*Hornbeck Offshore	755	686	48%	91%	10%	1.87	1.03
*Seacor Holdings	1,967	414	17%	21%	10%	0.84	0.71
PRODUCT TANKER							
D'Amico Intl. Shipping	$283	$1,439	84%	509%	10%	1.46	0.26
TORM	772	4,247	85%	550%	10%	1.65	0.28
*Omega Navigation	51	316	86%	615%	10%	1.82	0.28
ADDITIONAL COMPANIES							
Capital Product Partners L.P.	$222	$442	67%	199%	0%	0.93	0.31
K-Sea Transportation Partners L.P.	412	407	50%	99%	0%	0.74	0.37
Navios Maritime Partners L.P.	316	287	48%	91%	0%	1.26	0.66
Teekay Offshore Partners L. P.	629	2,837	82%	451%	0%	0.77	0.14
Teekay LNG Partners L.P.	1,235	1,356	52%	110%	0%	0.55	0.26
OTHER							
DHT Maritime	$193	$282	59%	146%	10%	0.78	0.34
		Mean	**64%**	**310%**		**1.21**	**0.40**
		Median	**63%**	**172%**		**1.09**	**0.29**
Osprey (Management Forecast)	$314[g]	$950	75%	303%	0%	1.10	0.27

Assumptions	
Risk Free Rate of Return[b]	3.46%
Equity Risk Premium	7.29%

Cost of Equity							
		Median			LP		
Adj Debt/ Cap.	Adj Debt/ Equity	Unlevered Beta	Levering Factor[c]	Levered Beta	Required Return[d]	Currnt Sharing[e]	MLP Cost of Equity[f]
50%	100%	0.29	2.00	0.59	7.7%	2%	7.9%
60%	150%	0.29	2.50	0.74	8.8%	2%	9.0%
70%	233%	0.29	3.33	0.98	10.6%	2%	10.8%
80%	400%	0.29	5.00	1.47	14.2%	2%	14.5%

Source: Observed betas from Barra Beta. Equity Risk Premium per Ibbotson.

(a) Unlevered Beta = Levered Beta/[1+(1-Tax Rate)(Debt/Equity)], tax rate not applied to MLPs.
(b) Risk Free Rate is 10-Year Treasury Bond Yield as of 9/9/09.
(c) Levering Factor = [1 + (Debt/Equity)].
(d) LP Required Return = (Risk Free Rate of Return)+(Levered Beta)(Equity Risk Premium).
(e) GP share of MLP distributions per current IDR tier.
(f) MLP Cost of Equity grossed up to provide GP return per current sharing percentage.
(g) Reflects current proposal of $8.00 per share. Assumes GP valued at 2% of total equity value based on current GP share of distributions.

25 | LAZARD

WACC – On Balance Sheet Debt Only (a) GP share of MLP distributions per current IDR tier. MLP Cost of Equity grossed up to provide GP return per current sharing percentage. Weighted Average Cost of Capital = (Cost of Debt)(Debt/Cap.)+(Cost of Equity)(Equity/Cap.). 26 x x Cost of Equity Cost of Debt LP 5.00% 5.50% 6.00% 6.50% 7.00% Debt/ Required Currnt MLP Cost Cap. Return Sharing (a) of Equity (b) Weighted Average Cost of Capital (c) 10% 12.0% 2% 12.2% 11.52% 11.57% 11.62% 11.67% 11.72% 20% 13.0% 2% 13.3% 11.61% 11.71% 11.81% 11.91% 12.01% 30% 14.0% 2% 14.3% 11.50% 11.65% 11.80% 11.95% 12.10% 40% 15.0% 2% 15.3% 11.18% 11.38% 11.58% 11.78% 11.98% 50% 16.0% 2% 16.3% 10.66% 10.91% 11.16% 11.41% 11.66% Table Average: 11.60% x x

D Unit Holder Profile DISCUSSION MATERIALS

Osprey Unit Holder Profile 27 Note: Unit count and percentage of total include 15,004,500 of common units and 15,000,000 of subordinated units held by OSG. Source: FactSet. OSG - Subordinated Units 50% OSG - Common Units 27% Hedge Funds 5% Other Insitutions 8% Other 10% x x TOP HOLDERS UNITS % OF TOTAL OSG - Subordinated Units 15,000,000 50.0% OSG - Common Units 8,000,434 26.7% Kayne Anderson Capital Advisors LP 1,313,672 4.4% Eagle Global Advisors LLC 443,005 1.5% Citigroup Global Markets (United States) 124,283 0.4% Morgan Stanley Investment Management, Inc. 115,673 0.4% RBC Capital Markets Equity Research 74,749 0.2% Tortoise Capital Advisors LLC 72,980 0.2% Fiduciary Asset Management LLC 58,055 0.2% Renaissance Technologies LLC 54,500 0.2% UBS Global Asset Management 44,731 0.1% Strome Investment Management LP 44,500 0.1% Numeric Investors LP 30,700 0.1% Goldberg Advisers LLC 29,400 0.1% Timber Hill LLC 22,203 0.1% INVESCO PowerShares Capital Management LLC 20,382 0.1% Total Institutional Shareholders 3,948,634 13.2% Total Insiders 23,041,262 76.8% x x

E Revised Alternative Rate Forecast DISCUSSION MATERIALS

Revised Alternative Rate Forecast ($ in millions) 28 x Income Statement and Capex Summary x CAGR 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018 2009E-18E Total TCE Revenue $267.7 $315.3 $371.8 $404.7 $388.8 $391.0 $398.7 $413.2 $423.5 $437.6 5.6% Operating Costs (100.7) (122.9) (149.7) (151.8) (140.4) (138.7) (143.3) (148.2) (152.7) (156.8) Bareboat Expense (56.7) (84.7) (108.1) (112.7) (112.4) (114.1) (116.0) (116.5) (116.1) (117.0) Profit Sharing Expense 0.0 0.0 0.0 0.0 0.0 0.0 0.0 0.0 0.0 0.0 Startup Cost Amort (incl in Chtr Exp) (2.7) (3.6) (4.2) (4.3) (4.3) (3.0) (1.0) (0.3) (0.3) (0.3) SG&A (24.6) (23.3) (24.0) (24.7) (25.4) (26.2) (27.0) (27.8) (28.6) (29.5) Equity income from Joint Ventures 3.9 4.0 4.1 3.3 3.4 3.5 3.6 3.7 3.7 0.0 Interest Income 0.2 0.3 0.3 0.3 0.3 0.3 0.3 0.3 0.3 0.3 DPO Expense (Non-cash) (4.6) (4.9) (5.4) (5.6) (5.4) (3.2) (0.5) 0.0 0.0 0.0 Other Income 0.0 0.0 0.0 0.0 0.0 0.0 0.0 0.0 0.0 0.0 EBITDA $82.4 $80.1 $84.7 $109.2 $104.6 $109.6 $114.8 $124.5 $129.7 $134.3 5.6% Plus: Bareboat Expense 56.7 84.7 108.1 112.7 112.4 114.1 116.0 116.5 116.1 117.0 EBITDAR $139.1 $164.8 $192.8 $221.9 $217.0 $223.7 $230.8 $241.0 $245.8 $251.3 6.8% Capital Expenditures Maintenance Capex $1.0 $0.0 $4.5 $1.6 $1.6 $3.0 $3.1 $0.0 $1.6 $0.0 Drydock Expenditures 8.8 14.4 16.6 16.5 24.7 14.8 25.9 26.4 20.9 27.9 Construction Expenditures 24.7 290.2 15.4 0.0 0.0 0.0 0.0 0.0 0.0 0.0 Total Capital Expenditures $34.4 $304.6 $36.5 $18.1 $26.3 $17.8 $29.0 $26.4 $22.5 $27.9 x x

Revised Alternative Rate Forecast – Distributable Cash Flow ($ in millions) 29 x x Distributable Cash Flow CAGR 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018 2009E-18E EBITDA $82.4 $80.1 $84.7 $109.2 $104.6 $109.6 $114.8 $124.5 $129.7 $134.3 5.6% Less: Drydocking Reserve ($17.4) ($18.7) ($20.6) ($22.8) ($24.6) ($25.5) ($26.5) ($27.3) ($27.3) ($27.3) Less: Replacement Reserve (14.1) (16.5) (17.9) (18.0) (18.0) (18.0) (18.0) (18.0) (18.0) (18.0) Other Adjustments 8.8 8.5 9.5 10.7 9.7 4.5 (1.9) (3.7) (3.4) (3.3) Unlevered Distributable Cash Flow $59.7 $53.4 $55.8 $79.1 $71.7 $70.6 $68.4 $75.5 $80.9 $85.7 4.1% Less: Interest Expense (4.5) (12.0) (14.9) (13.9) (12.3) (10.6) (9.4) (8.5) (6.6) (5.4) Distributable Cash Flow $55.2 $41.4 $40.9 $65.2 $59.4 $60.0 $59.0 $67.1 $74.3 $80.3 4.2% Units Outstanding Common 15.0 32.6 32.6 32.6 32.6 32.6 32.6 32.6 32.6 32.6 Subordinated 15.0 15.0 15.0 15.0 15.0 15.0 15.0 15.0 15.0 15.0 DCF per Unit Common $1.80 $1.16 $1.23 $1.96 $1.72 $1.50 $1.50 $1.54 $1.59 $1.66 Subordinated 1.73 0.44 0.00 0.00 0.14 0.66 0.60 1.03 1.39 1.59 x x